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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3, No. 333-93299) and related Prospectus of USinternetworking, Inc. for the registration of $125,000,000 of 7% Convertible Subordinated Notes, 7,545,272 shares of common stock issuable upon conversion of the Notes and 133,372 shares of common stock, and to the incorporation by reference therein of our report dated January 24, 2000, (except for Note 21, as to which the date is March 3, 2000), with respect to the consolidated financial statements of USinternetworking, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.

                                                  /s/ Ernst & Young LLP

Baltimore, Maryland
June 9, 2000